CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 23, 2009, relating to the financial statements and financial highlights which appears in the October 31, 2009 Annual Report to the Board of Directors and Shareholders of U.S. Large Company Portfolio (one of the portfolios constituting DFA Investment Dimensions Group Inc.) and U.S. Large Company Institutional Index Portfolio (one of the portfolios constituting Dimensional Investment Group Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Additional Information” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 22, 2010